Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Second Quarter Dividend of $0.26 per Share,

Announces March 31, 2011 Quarterly Financial Results

New York, New York, May 9, 2011 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a second quarter dividend of $0.26 per share payable on July 1, 2011 to stockholders of record as of June 17, 2011.

HIGHLIGHTS:

Investment Portfolio: $975.6 million

Net Assets: $695.4 million

Indebtedness (borrowings under credit facility and senior secured notes): $275.0 million

Net Asset Value per share: $9.56

Portfolio Activity for the Quarter Ended March 31, 2011:

Cost of investments during period: $39.6 million

Sales, repayments and other exits during period: $4.0 million

Number of portfolio companies at end of period: 52

Operating Results for the Quarter Ended March 31, 2011:

Net investment income per share: $0.20

Dividends declared per share: $0.32

Earnings per share: $0.25

Net investment income: $14.9 million

Net realized and unrealized gains: $3.1 million

Net increase in net assets from operations: $18.0 million

Portfolio and Investment Activity

During the three months ended March 31, 2011, we invested $39.6 million across two new and several existing portfolio companies. This compares to investing $16.4 million across several existing portfolio companies for the three months ended March 31, 2010. Sales, repayments and other exits of investment principal totaled $4.0 million during the three months ended March 31, 2011, versus $72.7 million during the three months ended March 31, 2010.

At March 31, 2011, our portfolio consisted of 52 portfolio companies and was invested 49% in senior secured loans, 24% in unsecured or subordinated debt securities, 12% in equity investments, 9% in senior secured notes and 6% in cash and cash equivalents. This compares to our portfolio of 55 companies that was invested 60% in senior secured loans, 26% in unsecured or subordinated debt securities, 7% in equity investments, 6% in senior secured notes and 1% in cash and cash equivalents at March 31, 2010. Our average portfolio company investment at amortized cost was approximately $18.9 million at March 31, 2011, versus $17.4 million at March 31, 2010. At March 31, 2011, 1.3% of our total debt investments at fair value (or 1.8% at amortized cost) were on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were 12.2% at March 31, 2011 and 13.7% at March 31, 2010. The weighted average yields on our senior secured loans and other debt securities at fair value were 11.0% and 14.2%, respectively, at March 31, 2011, versus 11.7% and 17.4% at March 31, 2010. The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 11.4% at March 31, 2011 and 11.6% at March 31, 2010. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 10.8% and 12.2%, respectively, at March 31, 2011, versus 10.3% and 13.9% at March 31, 2010. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents.

At March 31, 2011, we had $54.4 million in cash and cash equivalents, $275.0 million available under our senior secured, multi-currency credit facility, and $6.7 million payable for investments purchased.

Results of Operations

Results comparisons are for the three months ended March 31, 2011 and 2010.

Investment Income

For the three months ended March 31, 2011 and 2010, investment income totaled $25.2 million and $27.8 million, respectively. The decrease in investment income for the current period was primarily due to a lower average debt portfolio yield as compared to the prior period. In addition, the impact on investment income of net new investment activity in the current quarter was nominal as such activity was concentrated near quarter-end.

Expenses

Total expenses for the three months ended March 31, 2011 and 2010 were $10.3 million and $7.5 million, respectively. Of these totals, $3.6 million and $1.1 million, respectively, were interest and credit facility related expenses. Amortization of debt issuance costs for the three months ended March 31, 2011 and 2010 were $0.6 million and $0.2 million, respectively. The increases in the 2011 period were due to the issuance of $175 million in aggregate principal amount of our senior secured notes in January. Expenses also consist of base management fees, incentive management fees, investment advisor expenses, professional fees, administrative services expense, insurance expenses, director fees and miscellaneous other expenses. The increase in base management fees for the three months ended March 31, 2011 reflects an increase in the quarterly portfolio values on which the fees are paid (in arrears).

Net Investment Income

Net investment income totaled $14.9 million and $20.3 million, or $0.20 per share and $0.36 per share, respectively, for the three months ended March 31, 2011 and 2010. The decrease is primarily a result of a decline in interest income, as well as an increase in interest and credit facility related expenses.

Net Realized Loss

Total net realized loss for the three months ended March 31, 2011 and 2010 was ($42.9) million and ($42.4) million, respectively. Net realized loss on investments for the three months ended March 31, 2011 resulted primarily from the restructuring or disposition of our investments in Facet Technologies, LLC and Mattress Giant Corporation. Nearly the entire net realized loss on investments represents amounts that had been reflected in unrealized depreciation on investments in prior periods. Foreign currency losses of ($0.5) million for the three months ended March 31, 2011 mainly represent net losses on forward currency contracts used to mitigate the impact that changes in foreign exchange rates would have on our investments denominated in foreign currencies

Net Unrealized Appreciation or Depreciation

For the three months ended March 31, 2011 and 2010, the decrease in net unrealized depreciation on investments and foreign currency translation was $46.0 million and $52.6 million, respectively. Net unrealized depreciation was ($59.9) million at March 31, 2011 and ($155.3) million at March 31, 2010. The decrease in net unrealized depreciation on investments for the three months ended March 31, 2011 was primarily a result of the reversals of prior years’ net unrealized depreciation due to the investment restructurings and dispositions described above and improved capital market conditions. The valuations of our investments were favorably impacted by improved performance in certain portfolio companies, market-wide decreases in interest yields, as well as increased multiples used to estimate the fair value of some of our investments. Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Increase in Net Assets from Operations

For the three months ended March 31, 2011, the net increase in net assets from operations was $18.0 million and $30.5 million, or $0.25 per share and $0.54 per share, respectively. The lower net increase in net assets from operations primarily reflects the decrease in net investment income and net realized and unrealized gain for the three months ended March 31, 2011.

Liquidity and Capital Resources

At March 31, 2011, we had approximately $54 million in cash and cash equivalents, $275 million in debt outstanding and, subject to leverage and borrowing base restrictions, $275 million available for use under our senior secured, multi-currency credit facility, which matures in December 2013. At March 31, 2011, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 351% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through periodic add-on equity and debt offerings, use of the remaining availability under our credit facility and continued cash flows from operations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

On January 18, 2011, we closed a private placement issuance of $158 million in aggregate principal amount of five-year, senior secured notes with a fixed interest rate of 6.50% and a maturity date of January 18, 2016 and $17 million in aggregate principal amount of seven-year, senior secured notes with a fixed interest rate of 6.60% and a maturity date of January 18, 2018 (collectively, the “Senior Secured Notes”). The Senior Secured Notes were sold to certain institutional accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. Interest on the Senior Secured Notes is due semi-annually on January 18 and July 18, commencing on July 18, 2011. The proceeds from the issuance of the Senior Secured Notes were used to fund new portfolio investments, reduce outstanding borrowings under our credit facility and for general corporate purposes.

Dividends

On May 9, 2011, our Board of Directors declared a dividend of $0.26 per share, payable on July 1, 2011 to stockholders of record at the close of business on June 17, 2011.

Dividends declared to stockholders for the three months ended March 31, 2011 and 2010 totaled $23.4 million, or $0.32 per share, and $18.1 million, or $0.32 per share, respectively. Tax characteristics of all dividends are reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income, and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required.

Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the three months ended March 31, 2011 and 2010, dividends reinvested pursuant to our dividend reinvestment plan totaled $2.3 million and $1.0 million, respectively.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2011, the repurchase plan was further extended through June 30, 2012, with 1,594,971 shares remaining authorized for repurchase. During the three months ended March 31, 2011, we purchased a total of 200,000 shares of our common stock on the open market for $2.0 million, including brokerage commissions. Since inception of the repurchase plan through March 31, 2011, we have purchased 1,161,679 shares of our common stock on the open market for $7.4 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Monday, May 9, 2011 to discuss its first quarter 2011 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 58205293). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 6:00 p.m. on Monday, May 9, 2011 and ending at midnight on Monday, May 16, 2011. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 58205293. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

Statements of Assets and Liabilities (Unaudited)

	March 31, 2011	December 31, 2010
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $838,057,846 and $822,763,237)	$763,796,240	$707,262,774
Non-controlled, affiliated investments (amortized cost of $59,752,716 and $80,424,668)	63,085,384	77,376,201
Controlled investments (amortized cost of $82,679,678 and $82,489,600)	94,306,201	95,446,691

Total investments at fair value (amortized cost of $980,490,240 and $985,677,505)	921,187,825	880,085,666
Cash and cash equivalents	54,379,553	1,344,159
Cash denominated in foreign currency (cost of $1,319 and $798,560)	1,341	816,712
Unrealized appreciation on forward foreign currency contracts	13,084	—
Receivable for investments sold	2,248,053	5,316,189
Interest receivable	12,463,206	10,763,333
Dividends receivable	10,762,399	9,849,927
Prepaid expenses and other assets	8,383,789	7,431,688

Total Assets	$1,009,439,250	$915,607,674

Liabilities:
Payable for investments purchased	$6,681,194	$2,726,437
Unrealized depreciation on forward foreign currency contracts	642,924	368,445
Debt	275,000,000	170,000,000
Interest payable	2,404,554	256,084
Dividend distributions payable	23,353,806	23,222,287
Base management fees payable	4,465,239	4,355,021
Incentive management fees payable	—	14,614,098
Accrued administrative services	289,550	80,164
Other accrued expenses and payables	1,168,882	1,505,214

Total Liabilities	314,006,149	217,127,750

Net Assets:
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 73,942,315 and 73,531,317 issued and 72,780,636 and 72,569,638 outstanding	73,942	73,531
Paid-in capital in excess of par	998,495,242	994,200,522
Distributions in excess of net investment income	(12,506,512)	(4,029,341)
Accumulated net realized loss	(223,271,528)	(180,403,836)
Net unrealized depreciation	(59,929,103)	(105,935,052)
Treasury stock at cost, 1,161,679 and 961,679 shares held	(7,428,940)	(5,425,900)

Total Net Assets	695,433,101	698,479,924

Total Liabilities and Net Assets	$1,009,439,250	$915,607,674

Net Asset Value Per Share	$9.56	$9.62

BlackRock Kelso Capital Corporation Statements of Operations (Unaudited)	Three months ended March 31, 2011	Three months ended March 31, 2010
Investment Income:
From non-controlled, non-affiliated investments:
Interest	$21,461,921	$25,313,012
Dividends	569,426	503,645
From non-controlled, affiliated investments:
Interest	1,517,625	1,460,708
Dividends	354,217	302,163
From controlled investments:
Interest	1,256,940	219,571

Total investment income	25,160,129	27,799,099

Expenses:
Base management fees	4,465,239	4,322,471
Incentive management fees	—	493,951
Interest and credit facility fees	3,642,219	1,122,254
Amortization of debt issuance costs	608,727	168,292
Investment advisor expenses	425,485	398,664
Professional fees	359,056	203,266
Administrative services	290,802	257,723
Insurance	120,725	152,408
Director fees	108,269	95,837
Other	262,972	318,968

Net expenses	10,283,494	7,533,834

Net Investment Income	14,876,635	20,265,265

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(37,298,417)	(6,695,076)
Non-controlled, affiliated investments	(5,069,199)	(36,221,865)
Controlled investments	—	1,881
Foreign currency	(500,076)	551,737

Net realized loss	(42,867,692)	(42,363,323)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	40,655,229	15,587,411
Non-controlled, affiliated investments	6,964,763	37,813,494
Controlled investments	(1,330,568)	644,132
Foreign currency translation	(283,475)	(1,463,928)

Net change in unrealized appreciation or depreciation	46,005,949	52,581,109

Net realized and unrealized gain	3,138,257	10,217,786

Net Increase in Net Assets Resulting from Operations	$18,014,892	$30,483,051

Net Investment Income Per Share	$0.20	$0.36

Earnings Per Share	$0.25	$0.54

Basic and Diluted Weighted-Average Shares Outstanding	72,780,392	56,597,028
Dividends Declared Per Share	$0.32	$0.32

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to incentive fees in the prior three quarters has caused the Company’s incentive fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 on file with the SEC.

Computations for all periods are derived from the Company’s financial statements as follows:

	Three months ended March 31, 2011	Three months ended March 31, 2010
GAAP Basis:
Net Investment Income	$14,876,635	$20,265,265
Net Increase in Net Assets from Operations	18,014,892	30,483,051
Net Asset Value at end of period	695,433,101	552,953,567
Less: Incremental incentive management fee expense using existing formula as applied to current period operating results	(271,867)	(3,501,086)
As Adjusted:
Net Investment Income	$14,604,768	$16,764,179
Net Increase in Net Assets from Operations	17,743,025	26,981,965
Net Asset Value at end of period	695,161,234	549,452,481

Per Share Amounts, GAAP Basis:
Net Investment Income	$0.20	$0.36
Net Increase in Net Assets from Operations	0.25	0.54
Net Asset Value at end of period	9.56	9.77

Per Share Amounts, As Adjusted:
Net Investment Income	$0.20	$0.30
Net Increase in Net Assets from Operations	0.24	0.48
Net Asset Value at end of period	9.55	9.71

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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